EXHIBIT 99(b)(2)

July 24, 2002

CONFIDENTIAL

L. Donald Speer, II
8123 Paseo Del Ocaso
La Jolla, California 92037

Speer Casino Marketing, Inc.
8123 Paseo del Ocaso
La Jolla, California 92037
Attention: L. Donald Speer, II

Gentlemen:

Reference is made to our letter to you dated May 13, 2002 regarding our commitment to provide a $4.1 million term loan to Speer Casino Marketing, Inc. (the “Commitment Letter”) and our letter to you dated May 13, 2002 regarding certain fees payable in connection with the term loan (the “Fee Letter”). This letter will confirm that (i) we have agreed to extend the expiration date of our commitment under the Commitment Letter from July 31, 2002 to September 30, 2002 and (ii) the obligations of Speer Casino Marketing, Inc. and L. Donald Speer, II under the Commitment Letter and the Fee Letter will remain in full force and effect notwithstanding such extension.

If you are in agreement with the foregoing, please sign and return to us a copy of this letter.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ CLARK A. WOOD
Name: Clark A. Wood
Title: Vice President

Accepted and agreed to as of the date first above written:

/s/    L. DONALD SPEER, II

L. Donald Speer, II

SPEER CASINO MARKETING, INC.

By:	/s/ L. DONALD SPEER, II
Name: L. Donald Speer, II
Title: Chief Executive Officer